Exhibit 99.1

Centiv, Inc. Conference Call for Q2 2003

August 12, 2003

2:00 PM – East

1:00 PM – Central

11:00 AM – West

OPERATOR:  Good afternoon ladies and gentlemen and welcome to the Centiv’s Conference Call to discuss Second quarter results. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance during the call, please press *0 on your touch-tone phone. As a reminder ladies and gentlemen, this conference is being tape-recorded.  On the line with us today from Centiv’s management are John Larkin, President and Chief Executive Officer, and Tom Mason, Chief Financial Officer.  We are going to begin today’s call with opening remarks from management, and then we’ll open up the line for a question and answer session. However, before we begin, I’d like to call your attention to the fact that forward-looking statements may be made during the course of the call, and certain factors may cause results or performance to differ from what is implied by these forward-looking statements. Please refer to the press release and the Company’s 10K and other periodic filings with the Securities and Exchange Commission for further discussion of these factors. At this point, I will turn the call over to John Larkin.  John?

JOHN LARKIN:

Thank you. Good afternoon, ladies and gentlemen. Let me add my welcome to Centiv’s conference call to discuss financial results for the Second quarter of 2003.

During the call, we will be discussing the following subject matter:

1.               An Update on the strategic positioning of the company,

2.               The new addition to our management team,

3.               Business Development activities, and then

4.               Tom Mason will provide a financial update for the second quarter, and

At the end, I will provide some fiscal guidance before taking your questions.

First, an update on our Strategic positioning of the Company:

As a company we’ve historically positioned our “Versioning Capabilities” and the benefits of creating custom signage to meet the unique merchandising requirements of specific events, markets, and individual establishments as our core value proposition. Although customization remains an intrical component of our product, we now realize that Centiv and Instant Impact provide a technology platform with much broader application to the POP Industry. As a result, we’ve now broadened the positioning of Instant Impact as a technology platform to manage all facets of the clients POP work flow to include:

1.               On-demand just-in-time ordering,

2.               distributed print production for custom as well as regional and national promotions,

3.               digital asset management tool that provide a repository that maintain the most current digital asset files,

4.               budgeting control,

5.               signage distribution, and

6.               managerial tracking of all POP signage within a sales geography. Customization remains a “Value Added” dimension of our product portfolio, but not necessarily the exclusive benefit of our proposition.

In this new model, Centiv continues to print in-house most short-run custom material, but also works with either our network of 3rd party printers or a client designated printer via the electronic transfer of print-ready files directly to the print facility. Our existing revenue model applies for all materials printed at Centiv or within our printer network.  Relative to orders transmitted to client designated printers, Centiv will charge a management fee as a percentage of the print job. Relative to Centiv’s traditional model, we view revenue generated from management fees as purely incremental at very attractive margins.

Centiv’s POP Management Platform leverages our on-demand ordering capabilities which shift execution away from long litho runs of generic stock signs to regional and market level signage which may or may not be customized. Our proposition directly indicts the traditional business practice of clients producing massive quantities of signage often produced 4-6 months in advance of retail execution only to be stored and handled in regional distribution centers with a dumpster being the final destination for 70% of signage produced. The new Centiv model advocates regional sales organizations aggregating market level signage requirements only after commitment has been secured at retail and assurance of retail placement is accurately quantified. Orders can be placed a week prior to retail placement thus dramatically reducing waste. Although production efficiencies decline, the reduction in waste offers a compelling alternative for the client. In addition, regional or account specific customization is available which continues to be a compelling deliverable.

We recognize that although the positioning of Centiv as an all-inclusive POP Management Platform represents potentially a much larger business opportunity, the complexity of our model and the level of client commitment to Centiv will inevitably impact the length of the selling cycle. As a result, we advocate a 24-month transitional period for the client to test and evaluate the shift of long run print quantities to Centiv’s on-demand model. We believe that this conservative and prudent approach allows the client to immediately adopt our traditional custom proposition and on a parallel basis evaluate our “On Demand” service. To date, we are in the process of submitting proposals to two clients who have favorably evaluated our POP Management positioning.

In summary, the strategic positioning of Instant Impact is much broader that previously thought.  The value proposition is much more than just a customization tool.  The other value-added benefits of Instant Impact include:

1.               Streamlining the entire POP supply chain process creating a “Just in time model” for custom as well as regional and national promotions,

2.               Digital Asset Management tool that provide a repository that maintain the most current digital asset files,

3.               Distributed Print Processing automatically selecting the lowest cost printing option and printing anywhere in the world utilizing the internet,

4.               Ability to establish budgets by brand and geography that monitors and controls spending, and

5.               Extensive Back-end reporting capability that tracks POP spending and usage by brand, price points, messages, retailers, etc.

Next, I would like to talk about our New Executive Vice President of Sales:

I am very pleased to have Kevin Costello join Centiv as our Executive V.P. of Sales.  Kevin is a seasoned sales professional, with over 16 years of selling successes in the Consumer Packaged Goods Industry.  Prior to joining Centiv, Kevin was responsible for developing new business at Spectra Marketing Systems, Inc. (part of VNU, Inc.) where he held the role as Executive Vice President of new business. Prior to his career at Spectra, Kevin held various sales and marketing positions at Borden’s and Jeno’s, Inc.

I had the opportunity to work with Kevin at Spectra where he played a critical role in driving sales from $15 million to almost $100 million.  He is a seasoned and extremely effective individual, capable of growing our new client base exponentially in the future.  In addition, I have great respect for Kevin’s business acumen and anticipate him becoming an invaluable resource for Centiv.

In addition, we have hired BAO, a third party service specializing in securing new business meetings within targeted vertical market segments. This is a service Kevin has had great success with in the past and it is a very efficient method for developing new clients because their fee structure is contingent upon them securing qualified meetings with the appropriate individuals within an account.

In addition, we have established a “Finders Fee” contract with five industry consultants compensating them for the introduction of Centiv to a potential client. These agreements pay a declining annuity based on revenue generated during the initial 3-year period of our contract.

Still further, we are expanding our Promotional Agency Network and anticipate 2 additional agencies aggressively reselling our service within the next 30 days.

Now, I would like to provide an update on our Business Development Activities:

During the past 60 days we’ve signed a regional test with a major automobile manufacturer and leading supplier of recreational products such as snowmobiles, watercraft and other products. Because of policy neither of these accounts will allow us to reveal their names. However, with these contracts we believe we’re validating the Centiv proposition well outside of the Fast Moving Consumer Goods category.

We have expanded our U.S relationship with Diageo by closing a major division, which had not previously used our service. With Diageo G.B we have in place our first potentially global client.  We have high expectation that Diageo will expand our service in Europe in 2004 and set the stage for us to open a European office to market Instant Impact broadly across Europe in mid 2004.  Going forward we anticipate an accelerated rate of new client signings due to the established pipeline, which was non-existent in December and through the results of initiatives discussed earlier.

Prior to comments from Tom Mason, let me take a moment to comment on Q2 revenue results.

As many of you know, Instant Impact for all practical purposes began its commercialization in the 2nd half of 2002. Beginning in 2003 Centiv had secured approximately five active clients. During Q1 these clients contributed 99% of our $718,000 in revenue. With this limited base of clients, the exposure to any business disruption within these clients and the impact on Centiv was significant.

Unfortunately two of these clients went through downturns and reorganizations of their businesses, which radically reduced discretionary funds for POP signage. In one instance, Q1 spending was reduced from $225,000 to $37,000 in Q2. Relative to the second client, Q2 revenue declined to $206,000 versus $326,000 in Q1. These declines in no way reflect on these clients long-term commitment to Centiv. In the instance of the first client referenced, their fiscal year begins in October and we expect that their spending will rebound back to Q1 levels. In the instance of the second client, their fiscal year concluded in June. For the July period alone, revenues exceeded the amount generated in the combined May-June period reflecting a replenishment of marketing funding.

However, these examples reflect our need to greatly expand our client base to alleviate our reliance on a finite amount of clients. To this end I’ve reviewed with you our commitment to aggressively build our client base. In addition, we now know that even the strongest endorsement by a clients management to Centiv’s proposition does not assure immediate acceptance from the field end-user. Centiv represents a significant paradigm shift in field sales behavior. As a result, the adoption curve of Centiv is a longer period than previously assumed. Therefore, again reinforcing the need to build our clients and also strengthen our training and field sales client service organization.

Financial  Update:

I will now ask our CFO, Tom Mason, to provide a financial review for the Second quarter ended June 30, 2003.  Tom…

TOM MASON:

Thanks, John. And welcome everyone to our Second quarter conference call.

Summary of Operations:

I will first talk about Instant Impact revenue and then discuss total Company revenue, since the total Company revenue, as reported, includes the sale of digital print equipment and supplies to Anheuser Busch, which we are no longer in that business effective March 31, 2003.  Therefore, by discussing these items separately, I believe will provide a clearer picture on the progress the Company is making.

Instant Impact:

Sales in the Second quarter for Instant Impact were $585,000, up 265% over the same period last year.

Total Company:

The total Company revenue for the second quarter was $585,000 (all from Instant Impact) compared to prior year second quarter revenue of $3.5 million, a decrease of $2.9 million.  As previously announced, Centiv exited the business of selling digital printing equipment and supplies effective March 31, 2003, in order to focus exclusively on the development of Instant Impact™ and as a result will not be offering these products in the future.  There was $3.3 million of revenue in the prior year from the sale of digital printing equipment and supplies, thereby accounting for the entire drop in revenue year-over-year.

For the six months ended June 30, 2003, the total Company revenue was $5.4 million compared to revenues of $7.3 million during the same period last year, a decline of $1.9 million.  Out of the total revenue reported, sales of digital printing equipment and supplies declined $3.0 million for the six months ended June 30, 2003 with $4.1 million of revenue in 2003 compared to $7.1 million for the prior year period.  Again, this explains the year-over-year decline in revenue.

Gross profit margins as a percentage of revenue for Q2 2003 improved to 58% compared to 27% in the prior year. The gross profit percentage in the second quarter of 2003 is reflective of the Instant Impact revenue, while the prior year gross profit margin contained a mix of Instant Impact sales and sales of digital print equipment and supplies to A-B.

For the six months ended June 30, 2003, the gross profit margins as a percentage of revenue for Instant Impact improved from 49% in 2002 to 56% in 2003 as the additional sales help leverage our fixed costs.

Operating expenses in the second quarter have declined $580,000 versus prior year.  As a result of exiting the digital printing equipment and supplies business, the associated costs have been reduced effective March 31, 2003.  In addition, in the second quarter of 2003, operating expenses reflect a one-time favorable adjustment of $160,000 relating to reversal of accruals for bonuses and a workers compensation audit adjustment.

Interest income of $4,000 for the three months ended June 30, 2003 decreased $53,000, or 95%, compared to $57,000 for the three months ended June 30, 2002.  The decrease in interest income is the result of the reduction in the outstanding loans due from stockholders.

The Second quarter net loss from continuing operations was $445,000 (or $0.27 per share) versus a loss of $338,000 (or $0.20 per share) in 2002.   The increase in the net loss is attributable to lower sales as a result of the termination of the A-B relationship as of March 31, 2003.

Balance Sheet:

The Company’s cash position is $1.9 million as of June 30, 2003, which is a decline of $739,000 in the second quarter.  The second quarter cash flow included $275,000 of one-time payments associated with exiting the digital equipment and supplies business and transaction costs for the equity financing completed on March 31, 2003.  Excluding these one-time payments, the current burn rate is approximately $465,000 per quarter.

We expect the burn rate to improve has the sales continue to grow.  Our breakeven is approximately $650,000 per month in revenue.

Working capital continues to hold up with $2.1 million of Working Capital as of June 30, 2003 compared to $2.3 million as of March 31, 2003.

This concludes the summary of our financial results. Now, I’d like to turn the call back over to John.

JOHN LARKIN:

Thank you, Tom.

I will take a few moments to provide some fiscal guidance for the coming quarters.

Guidance:

We believe our results year to date and the large pipeline of potential customers are strong indicators of the relevancy of our business proposition and the industry embrace and endorsement of custom on-demand P-O-P Signage. If you strip out the $4.1 million of A-B business from the first quarter, the company’s revenue from Instant Impact was $1.3 million for the first half.

We expect to show revenue growth going forward (excluding the A-B business) from the Instant Impact product as we increase usage from existing customers and implement new clients throughout the year. We expect to see Instant Impact revenue growth of 5 times in 2003 compared to 2002 revenues – or a forecast of approximately $3 million in revenues in 2003. We anticipate reaching our breakeven in Q2 to Q3 2004 timeframe and become cash flow positive.

As a management team we are very focused on creating shareholder value.  We believe we are building a strong business in the market services sector that has a recurring revenue model and is very scalable.   We anticipate continued attractive growth rates in 2003 and future years.

That’s all that I have prepared to report.   We will now go to the Q&A portion of the conference call?

Q & A Session:

Our first question comes from Allan Stone with Wall Street Research.  Please state your question.

Allan Stone – Wall Street Research

I wanted to ask if you could elaborate a little bit on your plans for ramping up the revenue stream from increasing your sales force and some of the plans that you have in that area?  I think I heard Tom mention that, to break even, you’re looking for about $600,000 per month.  I guess, the question is, as you get out into the marketplace on the customers that you’re targeting, what are some of the more specific plans that you have to increase the sales force and are you going to a few other industries other than the beverage industry?

John Larkin – President and Chief Executive Officer

First and foremost, the short-term, the biggest opportunity that we have is to certainly increase the revenue within the existing client base that we have established and whose management has embraced the concept of Instant Impact.  We believe that in, virtually, all of our clients that we’re generating currently a fraction of the potential revenue that exists.  We have met with the management of those clients.  In the instance of three of our largest clients, we have laid out pretty detailed plans to get much broader exposure to the field sales management and leverage corporate management’s continuing mandate that this is a preferred way in which they’d like to see the field conduct business.  Penetrating existing clients and growing that revenue base short-term is a big opportunity for us.

As it relates to acquiring new clients, we brought on a dedicated resource that spends 100 percent of its time in the pursuit of new clients.  We have expanded significantly the vertical markets that he will be pursuing.  As I mentioned in the call, with the inclusion of the third-party service, BAO, we have targeted 250 clients for them to pursue in securing meetings.  Those will be in vertical markets that extend from electronics to automobiles to financial services, consumer packaged goods, alcohol beverages, recreational vehicles, power tools, etc.  Yes, a broadened focus from a vertical market standpoint and dedicated resources pursuing those vertical markets.  We have very high expectations with the BAO service.  We hope to have 20 meetings or more scheduled in the next 90 days through that service.  That is a significant amount of new business meetings.

In addition to that, the consultants that we have signed finder agreements with, they have begun to very actively introduce us to a number of new clients.  That is a very efficient way for us to penetrate a new potential client.

Finally, the agencies, the promotion agencies that we have in place today.  One Touch Digital, probably being one that everyone is aware of.  As I said in our call, we have two additional agencies coming on board.  These agencies will be taking our service to their client base and strongly advocating that the clients manage a point of sale on material via the Instant Impact system.  In aggregate, the amount of activity and resource allocation that we have, to new business, beginning July 1st of this year, is unprecedented relative to historical levels.

Allan Stone – Wall Street Research

That sounds very attractive.  Thank you.

Operator

Just a reminder, ladies and gentlemen, if you do have a question, please press star one on your push-button telephone.  Gentlemen, I’m showing no further questions in queue.

John Larkin – President and Chief Executive Officer

Thank you very much.

Operator

Ladies and gentlemen, once again, a rebroadcast of this call will be available approximately one hour from now.  To access the rebroadcast, you may dial 1-800-428-6051 or 973-709-2089 with an ID number of 291960.  That concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END